Exhibit 12

Calculation of Ratio of Earnings to Fixed Charges
Northern Oil and Gas, Inc.

	Year Ended December 31,
	2005	2006	2007	2008	2009	Q1 FY 10
				Adjusted(1)
Earnings
Income (Loss) Before
Income Taxes	-	-	(4,305,293)	1,594,340	4,264,952	2,536,630
Less: Capitalized Interest
Included in Interest
Expense Below	-	-	-	-	(624,717)	(26,515)
Total Earnings	-	-	(4,305,293)	1,594,340	3,640,235	2,510,115

Fixed Charges
Interest Expenses:
Interest Expense
Capitalized Interest
Interest Component of Rental Expense	-	-	-	-	624,717	26,515
Total Interest Expense	-	-	-	-	624,717	26,515
Amortization of Debt
Issuance Costs	-	-	-	-	459,343	150,398
Total Fixed Charges	-	-	-	-	1,084,060	176,913

Earnings Available for
Fixed Charges	$ -	$ -	$(4,305,293)	$1,594,340	$4,724,295	$2,687,028

Ratio of Earnings to
Fixed Charges	-	-	- (2)	- (2)	4.36	15.19

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(1)	See Note 2 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference.

(2)	For the years ended December 31, 2007 and 2008, there were no fixed charges.